Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated October 23, 2003, with respect to the consolidated balance sheet of Merant plc and its subsidiaries as of April 30, 2003, and the related consolidated profit and loss account, consolidated statement of cash flows, total recognised gains and losses and reconciliation of movements in shareholders’ funds for the year ended April 30, 2003, incorporated herein by reference.

KPMG Audit plc

St Albans, England

May 18, 2004